Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 ) of Gibraltar Industries, Inc. pertaining to the registration of 437,911 shares of its common stock related to the Gibraltar Industries, Inc. 2005 Equity Incentive Plan and to the incorporation by reference therein of our reports dated March 1, 2007, with respect to the consolidated financial statements of Gibraltar Industries, Inc, Gibraltar Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
Buffalo, New York
November 1, 2007